FOR IMMEDIATE RELEASE

March 14, 2014

Contact:  Susan Jordan

                 732/-577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW ACQUISITION

UMH Properties, Inc. (NYSE: UMH) announced that on March 13, 2014, it closed on the acquisition of eight Ohio manufactured home communities for $24,950,000. These eight all-age communities contain a total of 1,018 developed homesites that are situated on approximately 270 total acres.   The average occupancy for these communities is approximately 70%. With this acquisition, UMH owns eighty-two communities consisting of approximately 14,500 developed homesites.

Samuel A. Landy, President, stated, "UMH continues to execute our growth strategy. These eight communities are well located and have substantial upside potential.  They will benefit from our sales and rental programs.  Housing demand in the energy-rich Marcellus and Utica shale regions, where numerous UMH communities are located, is expected to be particularly strong in the years to come."

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates eighty-two manufactured home communities containing approximately 14,500 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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